UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 3, 2007

KNOLOGY, INC.

(Exact name of registrant as specified in charter)

Delaware	000-32647	58-2424258
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1241 O. G. Skinner Drive, West Point, Georgia 31833

(Address of principal executive offices)

Registrant's telephone number, including area code: (706) 645-8553

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b)

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On April 3, 2007, Knology, Inc. (“Knology”) completed its previously announced acquisition of PrairieWave Holdings, Inc. (“PrairieWave”) pursuant to the merger of Knology Acquisition Sub, Inc., a wholly owned subsidiary of Knology (“MergerCo”), with and into PrairieWave (the “Merger”). PrairieWave, a voice, video and high-speed internet broadband services provider in the Rapid City and Sioux Falls, South Dakota regions, including portions of Minnesota and Iowa, is now a direct, wholly owned subsidiary of Knology. The Merger was consummated pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”) by and among Knology, PrairieWave, MergerCo, ALTA Communications VIII, L.P., as the equity holders’ representative, and certain other equity holders of PrairieWave.

Knology paid aggregate cash consideration of approximately $255 million in the Merger, of which $10 million was placed into an escrow account to settle any shortfall in PrarieWave’s net working capital and to settle certain claims for indemnification from the equity holders. PrairieWave’s equity holders have agreed to indemnify Knology from the $10 million escrow fund, and, to the extent the escrow fund is insufficient, certain indemnifying equity holders have agreed to jointly and severally indemnify Knology subject to certain limitations, as a result of inaccuracies in or breaches of PrairieWave’s representations and warranties, breaches of PrairieWave’s covenants and agreements, claims with respect to dissenting shares and other matters, as provided in the Merger Agreement.

The news release issued by Knology announcing the completion of the Merger is included as Exhibit 99.1 to this report and is incorporated into this Item 2.01 by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement of a Registrant.

On March 14, 2007, Knology entered into an Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) with Credit Suisse, acting through one or more of its agents, as administrative agent, collateral agent, swing loan lender and issuer (“Credit Suisse”), the other lenders named on the signature pages thereto, Jefferies & Company, Inc. as syndication agent, Royal Bank of Canada, as documentation agent, and Credit Suisse Securities (USA) LLC, as sole bookrunner and sole lead arranger. The Amended and Restated Credit Agreement is a restatement of and replaced the First Lien Credit Agreement dated as of June 29, 2005 (the “First Lien Credit Agreement”).

The Amended and Restated Credit Agreement provides for a credit facility of $580.0 million (the “Facility”) consisting of a $25.0 million revolving credit facility (with a letter of credit sublimit equal to $5.0 million) (the “Revolving Facility”) and a $555.0 million first-lien term loan (the “Term Facility”).

On April 3, 2007 (the “Effective Date”), the proceeds of the Term Facility were used to fund the $255.0 million purchase price in the Merger, refinance Knology’s existing indebtedness under the First Lien Credit Agreement and the Second Lien Credit Agreement dated June 29, 2005, and pay transaction costs associated with the transactions. The Revolving Facility was not used in connection with the acquisition or refinancing and no amounts are outstanding thereunder.

All amounts outstanding under the Term Facility bear interest, at Knology’s option, as follows: (i) base rate plus 1.25% per annum or (ii) LIBOR plus 2.25% per annum. All amounts outstanding under the Revolving Facility will bear interest at a rate per annum equal to the Eurodollar Rate (or at Knology’s option, the base rate) plus the applicable margin as set forth below:

Leverage Ratio	LIBOR Margin	Base Rate Margin
> 4.50:1.00	2.25%	1.25%
< 4.50:1.00	2.00%	1.00%

The Term Facility amortizes at a rate of 1% of the aggregate principal amount per year, payable quarterly, with the balance due at maturity, which is June 30, 2012. The Term Facility is also subject to certain mandatory prepayment provisions relating to the receipt of equity and debt proceeds (with certain exceptions set forth therein), receipt of asset sale or insurance proceeds (subject to certain reinvestment provisions) and application of excess cash flow amounts. The Revolving Facility does not amortize and matures in five years after the Effective Date.

The Facility is guaranteed by all of Knology’s subsidiaries, except that the guarantees by certain of its subsidiaries are subject to pending regulatory approval. Additionally, all amounts outstanding under the Facility and the guarantees thereof are secured by a first lien on all of the assets of Knology and the guarantors.

The Amended and Restated Credit Agreement contains customary representations and warranties and various affirmative and negative covenants such as:

•	Limitations on the incurrence of additional debt;

•	Limitations on the incurrence of liens;

•	Restrictions on investments and acquisitions;

•	Restrictions on the sale of assets;

•	Restrictions on the payment of dividends or make other distributions; and

•	Restrictions on the repurchase or redemption of stock.

The Amended and Restated Credit Agreement also includes customary events of default, including but not limited to: nonpayment of principal, interest or other fees or amounts; incorrectness of representations and warranties in any material respect; violations of covenants; bankruptcy; material judgment; ERISA events; actual or asserted invalidity of provisions of or liens created under guarantees or security documents; change of control; material violations of environmental laws.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

It is not practical to provide the required financial statements at this time. Such financial statements will be filed as an amendment to this report on Form 8-K no later than 71 days after the deadline for filing this Form 8-K.

(b)	Pro Forma Financial Information.

See paragraph (a) above.

(c)	Exhibits.

Exhibit No.	Exhibit Description
99.1	Press Release

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KNOLOGY, INC.

	By:	/s/ Chad S. Wachter
Chad S. Wachter
Date: April 3, 2007		General Counsel, Vice President and Secretary

INDEX TO EXHIBITS

Exhibit No.	Exhibit Description
99.1	Press Release